As filed with the Securities and Exchange Commission on February 25, 2019

Registration No. 333-228044

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BIONIK LABORATORIES CORP.

(Exact name of Registrant as specified in its charter)

Delaware	3842	27-1340346
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

483 Bay Street, N105

Toronto, ON M5G 2C9

(416) 640-7887

(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Eric Dusseux, CEO

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

(416) 640-7887

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Fox, Esq. Michael S. Williams, Esq. Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza, East Tower, 15th Floor Uniondale, New York 11556 (516) 663-6600 (516) 663-6601 (Facsimile)	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 (202) 724-6848

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (2)		Amount of Registration Fee
Units (3)	$11,500,000	(4)	$1,393.80
Common Stock, par value $0.001 per share, included in the units	$—	(5)	$—	(5)
Warrants to purchase Common Stock, included in the units (6)	—	(5)	—	(5)
Common Stock, $.001 par value per share, underlying the Warrants to purchase Common Stock (6)	$11,776,000		$1,427.25
Representative’s Warrant	$—	(7)	$—	(7)
Common Stock, $.001 par value per share, underlying Representative’s Warrant	$960,000		$116.35
Total	$24,236,000		$2,937.40	(8)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Each unit consists of one share of common stock, $0.001 par value per share and one warrant to purchase one share of common stock.

(4)	Includes shares of the Common Stock and/or warrants to purchase Common Stock which may be issued upon exercise of a 45-day option granted to the underwriters, to cover over-allotments, if any, equal to 15% of the number of units sold in the offering.

(5)	Included in the price of the units. No fee required pursuant to Rule 457(g) under the Securities Act.

(6)	The warrants are exercisable at a per share price of 102.4 % of the unit offering price.

(7)	No fee pursuant to Rule 457(g) under the Securities Act.

(8)	$2,752.45 Previously paid.

The Registrant hereby amends this Registration Statement on Form S-1 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Bionik Laboratories Corp. (the “Registrant”) is filing this Amendment No. 7 (this “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-228044) for the sole purpose of amending the “Calculation of Registration Fee” table contained on the facing page of the Registration Statement. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 14, 15, 16 or 17 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 13 of Part II, and the signatures.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses expected to be incurred by Bionik Laboratories Corp. (the “Registrant”) in connection with this offering described in this registration statement. All amounts shown are estimates, except the SEC registration fee.

Item	Amount to be paid
SEC registration fee	$2,937.40
FINRA filing fee	$2,144.00
Nasdaq Listing Fee	$50,000.00
Printing expenses	$20,000.00
Legal fees and expenses	$295,000.00
Accounting fees and expenses	$75,000.00
Transfer Agent fees and expenses	$5,000.00
Miscellaneous expenses	$94,918.60
Total	$545,000.00

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on February 25, 2019.

Bionik Laboratories Corp.

By:	/s/ Eric Dusseux
Eric Dusseux
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Dusseux	Chief Executive Officer and Director	February 25, 2019
Eric Dusseux	(Principal Executive Officer)

*	Chief Financial Officer	February 25, 2019
Leslie Markow	(Principal Financial and Accounting Officer)

*	Chairman and Director	February 25, 2019
Andre Auberton

*	Director	February 25, 2019
Remi Gaston Dreyfus

*	Director	February 25, 2019
P. Gerald Malone

*	Director	February 25, 2019
Joseph Martin

*	Director	February 25, 2019
Charles Matine

Director
Audrey Thevernon

*	Eric Dusseux, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of each of the persons referenced above.

*	By	/s/ Eric Dusseux	February 25, 2019
Eric Dusseux
Attorney-in-fact